EXHIBIT 5.1
Opinion Regarding Legality
July 6, 2007
Board of Directors
Arcadia Resources, Inc.
26777 Central Park Boulevard
Suite 200
Southfield, Michigan 48076

Re:	Arcadia Resources, Inc. Registration Statement on Form S-3 Regarding the Registration of 14,210,684 Shares of Common Stock File No. 20880-002
Ladies and Gentlemen:
     We have acted as special Nevada counsel to Arcadia Resources, Inc., a Nevada corporation (the “Company”) in connection with the registration statement Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) to be filed with the Securities and Exchange Commission (the “Commission”). The purpose of the Registration Statement is to register with the Commission fourteen million two hundred ten thousand six hundred eighty-four (14,210,684) shares of the Company’s common stock, $.001 par value per share (the “Shares”) for resale by the selling shareholders (the “Selling Shareholders”). The Shares include 11,018,905 shares issued to investors in the Company’s May 2007 private placement and 2,754,725 shares issuable upon the exercise of warrants to purchase common stock issued to the same investors.
     In connection with the Registration Statement, we have examined the following documents:
     A. A draft copy of the Registration Statement, dated July 6, 2007, represented as filed with the Commission on July 6, 2007, excluding Exhibit numbers 23.2.
     B. Copies of the Articles of Incorporation of the Company, dated December 15, 1994, as filed with the Secretary of State of the State of Nevada (the “Secretary of State”) on December 30, 1994, as amended by that certain Certificate of Amendment, as filed with the Secretary of State on July 12, 2002, as further amended by that certain Certificate of Amendment, as filed with the Secretary of State on August 19, 2002, as further amended by that certain Certificate of Amendment, as filed with the Secretary of State on September 19, 2002, as further amended by that certain Certificate of Amendment, as filed with the Secretary of State on September 23, 2002, as further amended by that certain Amended and Restated Articles of Incorporation, dated and filed with the Secretary of State on May 4, 2004, as further amended by that certain Amended and Restated Articles, dated and filed with the Secretary of State on November 10, 2004, as further amended by that certain Amended and Restated Articles of Incorporation, dated September 26, 2006, and filed with the Secretary of State on September 28, 2006 (collectively, the “Articles”), certified as being a true, correct and complete copy by an officer of the Company.
     C. Copies of the Articles of Merger, dated and filed with the Secretary of State on November 10, 2004, certified as being a true, correct and complete copy by an officer of the Company;
     D. Copies of the Bylaws of the Company, dated December 30, 1994, as amended by those certain Amended and Restated Bylaws, dated October 31, 2002, as further amended by that certain Amendment to Bylaws, dated May 4, 2004, as further amended by that certain Amended and Restated Bylaws, dated November 10, 2004, as further amended by the Board of Directors of the Company on August 18, 2006, as further amended by the Board of Directors of the

Company on February 14, 2007; as further amended by that certain Amended and Restated Bylaws, dated June 12, 2007 (collectively, the “Bylaws”), certified as being a true, correct and complete copy by an officer of the Company;
     E. Copies of resolutions of the Company’s board of directors relating to the issuance and sale of the Shares, certified as being a true, correct and complete copy by an officer of the Company; and
     F. A Certificate of Good Standing issued by the Secretary of State dated July 3, 2007.
     In rendering the opinions set forth below, we have made the following assumptions and qualifications:
     a. We have not prepared any documents or agreements in connection with the Registration Statement.
     b. In conducting our examination, we have assumed, without investigation, (i) the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents and instruments submitted to us as originals, the conformity to original documents and instruments of all such documents and instruments submitted to us as certified or photocopies and the authenticity of the originals of such copies and the accuracy and completeness of all records made available to us by the Company, (ii) the accuracy of the statements as to factual matters made by the Company and public officials, although, to our knowledge, we are not aware of any information that leads us to believe that any of these statements are inaccurate, (iii) each natural person executing any instrument, document or agreement is legally competent to do so, (iv) all corporate records made available to us by the Company are accurate and complete, (v) the issuance of the Shares was in compliance with Nevada Revised Statutes 78.211, (vi) the Shares will be issued to the Selling Shareholders as described in the Registration Statement, (vii) the Selling Shareholders will sell the Shares in conformity with the Plan of Distribution contained in the Registration Statement, (viii) there are no actions, suits, proceedings or governmental investigations or inquiries pending or threatened against the Company that might delay, prevent, hinder or impair in any way the Company’s ability to enter into and fully perform the Company’s commitments, obligations and undertakings described in the Registration Statement, and (ix) all Shares are free and clear of liens and restrictions on the Company’s power or authority to sell and transfer the Shares as described in the Registration Statement.
     c. The opinions herein are rendered as of the date hereof and we assume no obligation to supplement or update this letter if, after the date hereof, any applicable laws change or any matters occur or come to our attention that might change the opinions expressed herein.
     d. Our opinion is based solely upon the laws of the State of Nevada and the applicable provisions of Chapter 78 of the Nevada Revised Statutes. To the extent that the laws of jurisdictions, other than those set forth herein may apply to any matters on which we are opining, we have assumed that those laws are identical to the laws of the State of Nevada. Furthermore, we express no opinion as to the effect or applicability of securities, antitrust, or taxation laws on the Registration Statement.
     e. Our opinions herein address only those matters as to which you may have requested our opinion and we disclaim any obligation to provide an opinion on any other matter.
     f. To the extent that the opinions herein relate to the binding effect or enforceability of any agreement or instrument referred to herein (together, the “Agreements”) (i) the opinions are subject to the effect of applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and other laws affecting creditors’ rights and remedies generally; (ii) the enforceability of certain provisions of the Agreements may be subject to the application of principles of equity, whether in a proceeding at law or in equity; (iii) the Agreements accurately describe and contain the mutual understanding of the parties thereto, constitute an integrated agreement between the parties thereto with respect to the matters contained therein, and that the same constitute and evidence all the agreements, reasonable expectations, and understandings between the parties thereto with respect to the matters contained therein and that there are no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms thereof; (iv) the executed Agreements are in the same form as given to us for review; (v) the Agreements are entered into by the parties thereto voluntarily, absent any duress, coercion or similar constraint; (vi) all parties to the Agreements will enforce their respective rights thereunder in circumstances and in a manner which are commercially reasonable and in accordance with applicable law; (vii) the conduct of each of the parties to the Agreements has complied with any requirement of good faith, fair dealing and conscionability; (viii) the result of the application of the applicable governing law of the Agreements would not be contrary to the fundamental policy of the law of any other state with which the parties may have contact in connection with the transactions evidenced by the Agreements; (ix) no party has notice of any defense of a factual nature against enforcement of the Agreements and there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; and (x) the enforceability of the Agreements is further subject to the qualification that certain waivers, procedures, remedies, and other provisions of the Agreements may be unenforceable under or limited by the laws of the applicable jurisdictions as set forth in the Agreements.
     g. Whenever a statement herein is qualified by the phrase “to our knowledge” or “known to us” or a similar phrase, we have, with your consent, advised you concerning only the conscious awareness of the facts in the possession of those attorneys who have performed substantial and material legal services on behalf of the Company, and which knowledge we have recognized as being pertinent to the matters set forth herein.
     Subject to the assumptions and qualifications set forth herein, we are of the opinion that the Shares are duly authorized and that the Shares are, or will be when issued, validly issued, fully paid and non-assessable.
     This letter may be relied upon only by you and only in connection with the Registration Statement. We hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. Such consent does not constitute a consent under Section 7 of the Act, since we have not certified any part of such Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. Except as set forth herein, neither this letter nor any opinion expressed herein is to be filed with any government agency, quoted or referred to in any public or other document, circulated, delivered or disclosed to, or relied upon or otherwise used by, any other person or entity, or for any other purpose without our prior express written consent. Our opinions are limited to the matters expressly set forth in this letter, and no opinion may be inferred or implied beyond those matters.

Respectfully,

/s/ Fennemore Craig, P.C.

FENNEMORE CRAIG, P.C.